PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 17 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                             Dated July 1, 1999
                                                                  Rule 424(b)(3)


                                  $10,000,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                     2% Exchangeable Notes due July 7, 2006
                   Exchangeable for Shares of Common Stock of
                             WELLS FARGO & COMPANY

                            -----------------------


Beginning October 1, 1999, you will be able to exchange your notes for a number of shares of Wells Fargo common stock, subject to our right to call all of the notes on or after July 7, 2002.

o    The principal amount and issue price of each note is $1,000.

o We will pay interest at the rate of 2% per year on the $1,000 principal amount of each note. Interest will be paid semi-annually on each January 7 and July 7, beginning January 7, 2000.

o Beginning October 1, 1999, you will have the right to exchange each note for 19.3658 shares of Wells Fargo common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not be entitled to any accrued but unpaid interest.

o Beginning July 7, 2002, we have the right to call all of the notes and pay to you the call price of $1,000. However, if the market value of 19.3658 shares of Wells Fargo common stock on the last trading day before we send our call notice is equal to or greater than $1,000, we will deliver to you
     19.3658 shares of Wells Fargo common stock per note instead.

o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of Wells Fargo common stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

o    If you hold the notes to maturity, we will pay $1,000 per note to you.

o Wells Fargo is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

o We will apply to list the notes to trade under the proposed symbol "MSWFC 06" on the New York Stock Exchange, Inc.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.
                            -----------------------
                        PRICE 100% AND ACCRUED INTEREST
                            -----------------------
                       Price to Public  Agent's Commissions  Proceeds to Company
                       ---------------  -------------------  -------------------

Per Note............        100%              0.25%                99.75%
Total...............     $10,000,000         $25,000             $9,975,000


                          MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                       The Notes

Each note costs $1,000                 We, Morgan Stanley Dean Witter & Co., are offering 2% Exchangeable Notes due July 7, 2006, which you may exchange for Wells Fargo & Company common stock beginning on October 1, 1999.  The principal amount and  issue price of each note is $1,000.  We refer to Wells Fargo & Company common stock as Wells Fargo Stock.  If you hold the notes to maturity, which is July 7,
                                       2006, we will pay $1,000 per note to you.

2% interest on the                     We will pay interest on the notes, at the rate of 2% of the principal amount per
principal amount                       year, semi-annually on each January 7 and July 7, beginning January 7, 2000.

                                       Your Exchange Right

The exchange ratio                     Beginning October 1, 1999, you may exchange each note for a number of
is 19.3658                             shares of Wells Fargo Stock equal to the exchange ratio.  The exchange ratio is
                                       19.3658 shares of Wells Fargo Stock per note, subject to adjustment for certain corporate events relating to Wells Fargo & Company ("Wells Fargo").  When you exchange your notes, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will determine the exact number of shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                                       To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                                       o fill out an Official Notice of Exchange, which is attached as Annex A to this pricing supplement;

                                       o deliver your Official Notice of Exchange to us before 11:00 a.m. (New
                                         York City time) on that day; and

                                       o deliver your note certificate to The Chase Manhattan Bank, as trustee for our senior notes, on that day.

                                       If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or at any time on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.





                                                       PS-3




We can choose to pay to you            We will pay to you, at our option, within 3 business days after you give us your
cash or Wells Fargo Stock if           Official Notice of Exchange, either:
you elect to exchange your
notes                                  o shares of Wells Fargo Stock, or

                                       o the cash value of such shares.

                                       We will not pay any accrued but unpaid interest if you elect to exchange your notes.

                                       Our right to call the notes may affect your ability to exchange your notes.

Our Call Right                         Beginning July 7, 2002, we have the right to call all of the notes.  If we call the notes, we will do the following:

                                       o send a notice announcing that we have decided to call the notes;

                                       o specify in the notice a call date when you will receive payment in exchange for delivering your notes to the trustee; that call date will not be less than
                                         30 or more than 60 days after the date of the notice; and

                                       o specify in the notice the number of shares of Wells Fargo Stock or the cash call price that we will pay to you in exchange for each note, as explained in the next paragraph.

We may call the notes                  On the last trading day before the date of our call notice, the calculation agent
for stock or cash,                     will determine the value of the shares of Wells Fargo Stock that a noteholder
depending on the price                 would receive upon exchange of a note.  That value is referred to as parity.  If
of Wells Fargo Stock                   parity is less than the call price of $1,000, then we will pay the call price to you in cash.  If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                                       If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of Wells Fargo Stock instead.  In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

Wells Fargo Stock is                   The last reported sales price of Wells Fargo Stock on the New York Stock
currently $43.50 a share               Exchange, Inc. on the date of this pricing supplement was $43.50.  You can review the publicly-reported prices of Wells Fargo Stock for the last three years in the "Historical Information" section of this pricing supplement.

The Calculation Agent                  We have appointed MS & Co. to act as calculation agent for The Chase
                                       Manhattan Bank, the trustee for our senior notes.  As calculation agent, MS &
                                       Co. will determine the exchange ratio and calculate the amount of Wells Fargo
                                       Stock or cash that you receive if you exercise your exchange right or if we call the notes.  As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the Wells Fargo Stock and that we describe in the section called "Description of Notes--Antidilution
                                       Adjustments" in this pricing supplement.

No Affiliation with                    Wells Fargo is not an affiliate of ours and is not involved with this offering in
Wells Fargo                            any way.  The notes are obligations of Morgan Stanley Dean Witter & Co. and not of Wells Fargo.





                                                       PS-4




More Information                       The notes are senior notes issued as part of our Series C medium-term note
on the Notes                           program.  You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 6, 1999.  We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                                       Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right.  You should read the
                                       "Description of Notes" section in this pricing supplement for a detailed description of the terms of the notes.  You should also read about some of the risks involved in investing in the notes in the section called "Risk
                                       Factors."  We urge you to consult with your investment, legal, accounting and other advisors with regards to any investment in the notes.

How to reach us                        You may contact us at our principal executive offices at 1585 Broadway, New
                                       York, New York 10036  (telephone number (212) 761-4000).

                                  RISK FACTORS

     The notes are not secured debt and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than           These notes pay interest at the rate of 2% of the principal amount per year.  This
Interest on Ordinary Notes            interest rate is lower than the interest rate that we would pay on non-exchangeable senior notes maturing at the same time as the notes.  If you exchange your notes for
                                      Wells Fargo Stock or if we call the notes, you will not be entitled to any accrued but unpaid interest.

Notes May Not Be                      There may be little or no secondary market for the notes.  Although we will apply
Actively Traded                       to list the notes on the New York Stock Exchange, Inc., the listing has not been approved.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  MS & Co. currently intends to act as a market maker for the notes, but is not required to do so.

Market Price of Notes                 Several factors, many of which are beyond our control, will influence the value of
Influenced by Many                    the notes, including:
Unpredictable Factors
                                      o the market price of Wells Fargo Stock

                                      o the volatility (frequency and magnitude of changes in price) of the Wells
                                        Fargo Stock

                                      o the dividend rate on the Wells Fargo Stock

                                      o economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of the Wells Fargo
                                        Stock

                                      o interest and yield rates in the market

                                      o the time remaining until (1) you can exchange your notes for stock, (2) we can call the notes and (3) the notes mature

                                      o our creditworthiness

                                      These factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the Wells Fargo Stock is at, below or not sufficiently above the price of Wells Fargo Stock at pricing.

                                      You cannot predict the future performance of Wells Fargo Stock based on its historical performance.



                                                       PS-6




No Affiliation with                   We are not affiliated with Wells Fargo.  We or our affiliates may presently or from
Wells Fargo                           time to time engage in business with Wells Fargo, including entering into loans with, or making equity investments in, Wells Fargo or its affiliates or subsidiaries or providing investment advisory services to Wells Fargo, including merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about Wells Fargo.  Moreover, we have no ability to control or predict the actions of Wells Fargo, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratio.  Wells Fargo is not involved in the offering of the notes in any way and has no obligation to consider your interest as an owner of these notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to Wells Fargo.

You Have No                           As an owner of notes, you will not have voting rights or the right to receive
Shareholder Rights                    dividends or other distributions or any other rights with respect to Wells Fargo
                                      Stock.

Limited Antidilution                  MS & Co., as calculation agent, will adjust the exchange ratio for certain events
Adjustments                           affecting the Wells Fargo Stock, such as stock splits and stock dividends, and certain other corporate actions involving Wells Fargo, such as mergers.  However, the calculation agent is not required to make an adjustment for every corporate event that can affect Wells Fargo Stock.  For example, the calculation agent is not required to make any adjustments if Wells Fargo or anyone else makes a partial tender offer or a partial exchange offer for Wells Fargo Stock.  If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected.  In addition, the calculation agent may, but is not required to, make adjustments for corporate events that can affect the Wells Fargo Stock other than those contemplated in this pricing supplement.  Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk.  The determination by the calculation agent to adjust, or not to adjust, the exchange ratio may materially and adversely affect the market price of the notes.

Potential Conflicts of                As calculation agent, MS & Co. will calculate how many shares of Wells Fargo
Interest between You and              Stock you will receive in exchange for your notes and what adjustments should be
the Calculation Agent and             made to the exchange ratio to reflect certain corporate and other events.  MS & Co.
Other Affiliates of Ours              and other affiliates may carry out hedging activities related to the notes or to other instruments, including trading in Wells Fargo Stock as well as in other instruments related to Wells Fargo Stock.  MS & Co. and some of our subsidiaries also trade
                                      Wells Fargo Stock on a regular basis as part of their general broker-dealer businesses.  Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes.  In addition, such trading activity could potentially affect the price of Wells Fargo
                                      Stock and, thereby, the value of the Wells Fargo Stock or cash you will receive upon exchange or redemption.




                                                       PS-7




Tax Treatment                         You should also consider the tax consequences of investing in the notes.  If you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the notes, which will be higher than the 2% interest rate that is actually payable on the notes.  In addition, any gain recognized by
                                      U.S. taxable investors on the sale, exchange or retirement of the notes will be treated as ordinary income.  Please read carefully the section "Description of
                                      Notes--United States Federal Taxation" in this pricing supplement and the section "United States Federal Taxation--Notes--Optionally Exchangeable
                                      Notes" in the accompanying prospectus supplement.

                              DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of our 2% Exchangeable Notes due July 7, 2006 (Exchangeable for Shares of Common Stock of Wells Fargo & Company). In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $10,000,000

Maturity Date.................   July 7, 2006

Specified Currency............   U.S. Dollars

Issue Price...................   100%

Interest Rate.................   2% per annum

Interest Payment Dates........   January 7 and July 7, beginning January 7,
                                 2000

Original Issue Date
(Settlement Date).............   July 7, 1999

CUSIP.........................   617446DL0

Minimum Denominations.........   $1,000

Exchange Right................   On any Exchange Date, you will be entitled
                                 upon (i) your completion and delivery to us and the Calculation Agent of an Official
                                 Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York
                                 City time on such date and (ii) delivery on such date of your Notes to the Trustee, to exchange each Note for 19.3658 shares (the
                                 "Exchange Ratio") of Wells Fargo Stock,
                                 subject to adjustment as described under "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Company Call Right" below.

                                 Upon any such exchange, we may, at our sole option, either deliver such shares of Wells Fargo Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price of Wells Fargo Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 business days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                 Upon any exercise of the Exchange Right, you will not be entitled to any cash payment representing any accrued but unpaid interest on the Notes. If you exchange your Notes after a record date for the payment of interest and prior to the next succeeding Interest Payment Date, the Notes that you exchange must be accompanied by funds equal to the interest payable on the succeeding Interest Payment Date on the principal amount that you exchange.

                                 We will, or will cause the Calculation Agent to, deliver such shares of Wells Fargo Stock or cash to the Trustee for delivery to you.

No Fractional Shares .........   If upon any exchange of the Notes we deliver
                                 shares of Wells Fargo Stock, we will pay cash in lieu of delivering fractional shares of Wells Fargo Stock in an amount equal to the corresponding fractional Market Price of
                                 Wells Fargo Stock as determined by the
                                 Calculation Agent on such Exchange Date.

Exchange Ratio ...............   19.3658, subject to adjustment for certain
                                 corporate events relating to Wells Fargo &
                                 Company. See "--Antidilution Adjustments" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning October 1, 1999 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the Company Notice Date.

Company Call Right ...........   On or after July 7, 2002, we may call the
                                 Notes, in whole but not in part, for
                                 mandatory exchange into Wells Fargo Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the Call
                                 Price, we will (under those circumstances only) pay the Call Price in cash on the Call
                                 Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the Wells Fargo Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of Wells Fargo Stock or cash to the Trustee for delivery to you. You will not be entitled to any accrued but unpaid interest on the Notes.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for the cash Call Price by the Company) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........   The scheduled Trading Day on which we issue
                                 our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................   The scheduled Trading Day on or after July 7,
                                 2002 specified by us in our notice of
                                 mandatory exchange on which we will deliver
                                 Wells Fargo Stock or cash to holders of the Notes for mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Wells Fargo Stock on such Trading Day.

Call Price....................   $1,000 per Note

Market Price..................   If Wells Fargo Stock (or any other security
                                 for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin Board
                                 Service ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Market Price for one share of Wells Fargo Stock (or one unit of any such other security) on any Trading Day means
                                 (i) the last reported sale price, regular way, on such day on the principal United
                                 States securities exchange registered under the Securities Exchange Act of 1943, as modified (the "Exchange Act"), on which Wells
                                 Fargo Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Wells
                                 Fargo Stock (or other such security) is
                                 listed or admitted to trading on such
                                 securities exchanges), the last reported sale price on the over-the-counter market as reported on the Nasdaq National Market or OTC
                                 Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption or otherwise, the Market Price for any Trading
                                 Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Wells Fargo Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation
                                 Agent.  A "security of the Nasdaq National
                                 Market" shall include a security included in any successor to such system and the term
                                 "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc., the Nasdaq National Market, the Chicago
                                 Mercantile Exchange, the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............   MS & Co.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or other antidilution adjustments or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Wells Fargo Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Wells
                                 Fargo Stock.

                                 2. If Wells Fargo Stock is subject (i) to a stock dividend (issuance of additional shares of Wells Fargo Stock) that is given ratably to all holders of shares of Wells Fargo Stock or (ii) to a distribution of Wells Fargo Stock as a result of the triggering of any provision of the corporate charter of Wells Fargo, then once the dividend has become effective and Wells Fargo Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Wells Fargo Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Wells Fargo Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Wells Fargo Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Wells Fargo Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of Wells Fargo Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Wells Fargo Stock, the Exchange Ratio with respect to Wells Fargo Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Wells Fargo Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Wells Fargo Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Wells Fargo Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Wells Fargo is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Wells Fargo Stock so long as a Market Price for Wells Fargo Stock is available. If a Market Price is no longer available for Wells Fargo Stock for whatever reason, including the liquidation of Wells Fargo or the subjection of Wells Fargo to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Wells Fargo Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Wells Fargo Stock, including, without limitation, as a result of the issuance of tracking stock by Wells Fargo, or if Wells Fargo has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Wells Fargo as an entirety or substantially as an entirety, in each case as a result of which the holders of Wells Fargo Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of Wells Fargo) ("Exchange Property") with respect to or in exchange for such Wells Fargo Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes at the then current Exchange Ratio for Wells Fargo Stock immediately prior to any such corporate event, but without interest thereon.

                                 6. If Wells Fargo issues to all of its
                                 shareholders equity securities of an issuer other than Wells Fargo (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Wells Fargo Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Wells Fargo Stock.

                                 7. No adjustments to the Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Wells Fargo Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 The Exchange Ratio will not be adjusted to take into account the accrual of Stated OID.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Wells Fargo Stock, the occurrence or
                                 existence of any of the following events as determined by the Calculation Agent:

                                    (i) a suspension, absence or material
                                    limitation of trading of Wells Fargo Stock on the primary market for Wells Fargo Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Wells Fargo Stock as a result of which the reported trading prices for Wells Fargo Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Wells Fargo Stock, if available, during the one-half hour period preceding the close of trading in the applicable market; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the
                                 Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in an options contract on Wells Fargo Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Wells Fargo
                                 Stock and (5) a suspension, absence or
                                 material limitation of trading on the primary securities market on which options contracts related to Wells Fargo Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the principal amount of the Note plus any accrued and unpaid interest at the Interest Rate to but not including the date of acceleration;
                                 provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to us in accordance with the Exchange Right or (y) we have called the Notes, other than a call for the cash Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price of one share of Wells Fargo Stock, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued and unpaid interest thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Call Price.

Wells Fargo Stock;
Public Information............   Wells Fargo & Company is a diversified
                                 financial services company organized under the laws of Delaware and registered under the Bank Holding Company Act (BHC Act) of 1956, as amended. Wells Fargo Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by Wells Fargo pursuant to the Exchange Act can be located by reference to Commission file number 1-2979. In addition, information regarding Wells Fargo may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Wells Fargo Stock or other securities of Wells Fargo. We have derived all disclosures contained in this pricing supplement regarding Wells Fargo from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Wells Fargo in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Wells Fargo are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Wells Fargo Stock (and therefore the Initial Wells Fargo Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Wells Fargo could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Wells Fargo Stock.

                                 We or our affiliates may presently or from time to time engage in business with Wells Fargo, including extending loans to, or making equity investments in, Wells Fargo or providing advisory services to Wells Fargo, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to Wells Fargo and, in addition, one or more of our affiliates may publish research reports with respect to Wells Fargo. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such an independent investigation of Wells Fargo as in your judgment is appropriate to make an informed decision with respect to an investment in Wells Fargo Stock.

Historical Information........   The following table sets forth the published
                                 high and low Market Price during 1996, 1997, 1998 and during 1999 through July 1, 1999.
                                 The Market Price on July 1, 1999 was $43.50.
                                 We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Wells Fargo Stock as an indication of future performance. We cannot give any assurance that the price of Wells Fargo Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date

                                                                                                       Dividends
                                 Wells Fargo                                     High       Low        per Share
                                 -----------                                     ----       ---        ---------
                                 (CUSIP 949746101)
                                 1996
                                 First Quarter................................ $ 18 1/2  $ 15 1/2       $  .12
                                 Second Quarter...............................   18 3/4    16 15/16        .135
                                 Third Quarter................................   20 3/8    16 1/4          .135
                                 Fourth Quarter...............................   23 3/8    21              .135
                                 1997
                                 First Quarter................................   26 1/2    21 5/8          .15
                                 Second Quarter...............................   29 7/16   22 3/8          .15
                                 Third Quarter................................   32 1/8    28 1/2          .15
                                 Fourth Quarter...............................   38 7/8    31 1/16         .165
                                 1998
                                 First Quarter................................   43 7/16   35 9/16         .165
                                 Second Quarter...............................   43 1/8    34 1/4          .165
                                 Third Quarter................................   39 3/8    29 3/4          .185
                                 Fourth Quarter...............................   40 5/8    31 5/8          .185
                                 1999
                                 First Quarter................................   40 3/16   32 3/4          .185
                                 Second Quarter                                  44        36 11/16        .20
                                 Third Quarter
                                   (through July 1, 1999).....................   43.50     43.50         43.50

                                 Historical prices have been adjusted for a 2 for 1 stock split of Wells Fargo Stock, which became effective in the third quarter of 1997.

                                 We make no representation as to the amount of dividends, if any, that Wells Fargo will pay in the future. In any event, as an owner of a Note, you will not be entitled to receive dividends, if any, that may be payable on Wells Fargo Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying prospectus.

                                 On or prior to the date of this pricing
                                 supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in Wells Fargo Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Wells Fargo Stock. Our purchase activity could potentially have increased the price of Wells Fargo Stock, and therefore effectively have increased the level to which Wells Fargo Stock must rise before you would receive an amount of Wells Fargo Stock worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Wells Fargo Stock, options contracts on Wells Fargo Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Wells Fargo Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage
                                 in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Wells Fargo Stock. Specifically, the
                                 Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Wells Fargo Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And Insurance
Companies.....................   We and certain of our affiliates, including
                                 MS & Co. and Dean Witter Reynolds Inc.
                                 ("DWR"), may each be considered a "party in interest" within the meaning of the Employee
                                 Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue
                                 Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Wells Fargo Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal Taxation   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal Taxation--Notes--
                                 Optionally Exchangeable Notes" in the
                                 accompanying prospectus supplement. In
                                 connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 6.81%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of the semi-annual coupons and an additional projected amount due at maturity, equal to $1,422.39.

                                 The comparable yield and the projected
                                 payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                                                         ANNEX A


                          OFFICIAL NOTICE OF EXCHANGE

                                           Dated: [On or after October 1, 1999]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, 2% Exchangeable Notes due July 7, 2006 (Exchangeable for Shares of Common Stock of Wells Fargo & Company) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DL0) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of
(i) July 7, 2006, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 17 dated July 1, 1999 (the "Pricing Supplement") to the Prospectus Supplement dated May 6, 1999 and the Prospectus dated May 5, 1999 related to Registration Statement No. 333-75289. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the common stock of Wells Fargo & Company or cash 3 business days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                   Very truly yours,


                                   --------------------------------------------
                                   [Name of Holder]

                                   By:
                                      ------------------------------------------
                                      [Title]


                                   ---------------------------------------------
                                   [Fax No.]

                                   $
                                    --------------------------------------------
                                   Principal Amount of Notes surrendered for exchange


Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
   -------------------------------------------------
   Title:

Date and time of acknowledgment
                               ---------------------